Exhibit 99.01
OGE Energy Corp. reports first quarter results
• OG&E highlights innovative customer enhancing projects
•OG&E makes solid progress in obtaining approval for the timely recovery of the February weather event costs and mitigating the rate impacts to customers

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 25.5 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners LP (“Enable”), today reported earnings of $0.26 per diluted share for the three months ended March 31, 2021 compared to a loss of $2.46 per diluted share for the first quarter of 2020. The loss in 2020 was primarily due to a $590 million impairment charge, net of tax, related to Enable.
•OG&E contributed earnings of $0.06 per share in the first quarter, compared with earnings of $0.10 per share in the first quarter last year
•Natural Gas Midstream Operations contributed earnings of $0.19 per share, compared to a loss of $2.84 per share in the first quarter last year
•The holding company reported earnings of $0.01 per share compared to $0.28 per share in the first quarter of 2020. As a result of the impairment related to Enable, the holding company’s 2020 results were impacted by a consolidating tax adjustment that eliminated over the course of the year.

“We have made strong progress this quarter towards mitigating the impact of the February weather event. Our track record of operational excellence provides us great confidence that we will deliver within our guidance range of $1.76 to $1.86 per share at the utility.” said OGE Energy Corp. Chairman, President and CEO Sean Trauschke.

Innovative Projects Announced in 2021
In April, OG&E announced an agreement with Dobson Fiber to build approximately 350 miles of fiber to upgrade the resiliency and capacity of the utility communications network. The project will save customers more than 60% over standard deployment costs. OG&E also announced an expansion of the Choctaw Nation/OG&E solar energy center, expanding its commitment to renewable energy driven by customer demand for its popular renewable energy offerings.

First Quarter 2021
OGE Energy’s net income was $53 million or $0.26 per share in the first quarter, compared to a loss of $492 million or $2.46 per share in the year-ago quarter.

OG&E’s net income was approximately $11 million or $0.06 per share in the first quarter, compared to $20 million or $0.10 per share in the comparable quarter last year. The primary driver for the decrease in net income was a loss from the guaranteed flat bill program during the February 2021 extreme cold weather event. Other operating results were favorable during the quarter, including outstanding cost management efforts.

Natural Gas Midstream Operations contributed net income to OGE Energy Corp. of $38 million or $0.19 per share in the first quarter, compared to a loss of $568 million or $2.84 per share in the same period in 2020. The increase in net income was primarily due to the 2020 impact of the impairment of OGE Energy’s investment in Enable, partially offset by a decrease in income tax benefit related to this impairment charge. The increase in earnings was also impacted by higher net income from Enable’s transportation and storage business resulting from higher natural gas sales prices. In addition, Enable Midstream issued cash distributions to OGE of approximately $18 million in the first quarter of 2021 compared to $37 million in 2020.

2021 Outlook
OG&E's earnings guidance remains unchanged and is between $352 million to $373 million, or $1.76 to $1.86 per average diluted share. Based on first quarter 2021 results, including the impacts of the 2021 February extreme cold weather event and strong mitigation efforts, OG&E currently projects full year results in the lower half of the range. The guidance assumes, among other things, approximately 200 million average diluted shares outstanding and normal weather for the year. As indicated in its 2020 Form 10-K, OGE Energy is not issuing 2021 consolidated earnings guidance due to Enable not issuing an earnings outlook due to the announced merger between Enable and Energy Transfer. See OGE Energy's 2020 Form 10-K for other key factors and assumptions underlying its 2021 guidance.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results on Thursday, May 6, at 8 a.m. CST. The conference will be available through www.ogeenergy.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 871,000 customers in Oklahoma and western Arkansas. In addition, OGE holds a 25.5 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Exhibit 99.01

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project", "target" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal, natural gas and natural gas liquids (“NGLs”); the timing and extent of changes in commodity prices, particularly natural gas and NGLs, the competitive effects of the available pipeline capacity in the regions Enable serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable's interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable's gathering and processing business and transporting by Enable's interstate and intrastate pipelines, including the impact of natural gas and NGLs prices on the level of drilling and production activities in the regions Enable serves; business conditions in the energy and natural gas midstream industries, including the demand for natural gas, NGLs, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for our services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations or restrict or change the way the Company's facilities are operated; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; the impact of extraordinary external events, such as the current pandemic health event resulting from COVID-19, and their collateral consequences, including extended disruption of economic activity in the Company's markets; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable that the Company does not control; Enable's pending merger with Energy Transfer and the expected timing of the consummation of the merger; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors in the Company's Form 10-K for the year ended December 31, 2020.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

Exhibit 99.01
OGE ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
(In millions except per share data)	2021	2020
OPERATING REVENUES
Revenues from contracts with customers	$1,621.0	$420.4
Other revenues	9.6	10.9
Operating revenues	1,630.6	431.3
COST OF SALES	1,346.8	135.0
OPERATING EXPENSES
Other operation and maintenance	109.3	120.0
Depreciation and amortization	98.7	94.4
Taxes other than income	27.2	25.6
Operating expenses	235.2	240.0
OPERATING INCOME	48.6	56.3
OTHER INCOME (EXPENSE)
Equity in earnings (losses) of unconsolidated affiliates	53.2	(746.5)
Allowance for equity funds used during construction	1.3	1.3
Other net periodic benefit expense	(1.4)	(0.5)
Other income	3.0	7.4
Other expense	(2.0)	(6.1)
Net other income (expense)	54.1	(744.4)
INTEREST EXPENSE
Interest on long-term debt	38.4	36.6
Allowance for borrowed funds used during construction	(0.8)	(0.5)
Interest on short-term debt and other interest charges	1.8	2.2
Interest expense	39.4	38.3
INCOME (LOSS) BEFORE TAXES	63.3	(726.4)
INCOME TAX EXPENSE (BENEFIT)	10.6	(234.6)
NET INCOME (LOSS)	$52.7	$(491.8)
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.1	200.2
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.1	200.2
BASIC EARNINGS (LOSS) PER AVERAGE COMMON SHARE	$0.26	$(2.46)
DILUTED EARNINGS (LOSS) PER AVERAGE COMMON SHARE	$0.26	$(2.46)

Exhibit 99.01
Oklahoma Gas and Electric Company
Financial and Statistical Data

	Three Months Ended
	March 31,
(Dollars in millions)	2021	2020
Operating revenues by classification:
Residential	$573.3	$172.3
Commercial	309.7	94.1
Industrial	147.7	42.6
Oilfield	161.3	39.0
Public authorities and street light	123.9	35.6
Sales for resale	—	(0.1)
System sales revenues	1,315.9	383.5
Provision for rate refund	—	(0.6)
Integrated market	302.1	7.2
Transmission	36.3	34.2
Other	(23.7)	7.0
Total operating revenues	$1,630.6	$431.3
MWh sales by classification (In millions)
Residential	2.5	2.2
Commercial	1.5	1.5
Industrial	1.0	1.1
Oilfield	1.0	1.1
Public authorities and street light	0.6	0.6
System sales	6.6	6.5
Integrated market	0.3	0.3
Total sales	6.9	6.8
Number of customers	871,494	859,628
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	43.843	1.663
Coal	1.786	1.905
Total fuel	21.168	1.529
Total fuel and purchased power	18.401	1.886
Degree days
Heating - Actual	2,066	1,649
Heating - Normal	1,800	1,800
Cooling - Actual	6	23
Cooling - Normal	13	13